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                                                                      Exhibit 46




                                 DEFINITIVE AGREEMENT


THIS AGREEMENT made as of the 13th day of May, 1997.

AMONG:

          FIRST DYNASTY MINES LTD., a corporation continued under the laws of the Yukon and having its head office at No. 1
          Temasek Avenue, 37th Floor, Millenia Tower, Singapore 039192

          ("FDM")

AND:

          GLOBAL GOLD CORPORATION, a corporation incorporated under the laws of Delaware and having an office at 438 West 37th Street, Suite 5G, New York, New York 10018

          ("Global Gold")

AND:

          GLOBAL GOLD ARMENIA LIMITED, a corporation incorporated under the laws of the Cayman Islands and having an address c/o W.S. Walker & Company, Caledonian House, P.O. Box 265 George Town, Grand Cayman

          ("Global Armenia")

WHEREAS:

(A) capitalized terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof; and

(B) on January 27, 1996, the parties hereto entered into the Term Sheet Agreement, pursuant to which the parties agreed to enter into this Agreement to replace the Term Sheet Agreement.

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                                         -2-

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                        PART 1

                            DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 In this Agreement and the recitals hereto, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth:

"AGRC ARARAT" means Armenian Gold Recovery Ararat Company, a joint venture limited liability company to be formed under the laws of the Republic of Armenia pursuant to the Second Joint Venture Agreement and to be owned as agreed by the Armenian Parties and Global Armenia;

"AGRC EXPLORATION" means Armenian Gold Recovery Exploration Company, a joint venture limited liability company to be formed under the laws of the Republic of Armenia pursuant to the Second Joint Venture Agreement and to be owned, as to 50%, by the Armenian Parties and, as to 50%, by Global Armenia;

"AGRC MEGHRADZOR" means Armenian Gold Recovery Meghradzor Company, a joint venture limited liability company to be formed under the laws of the Republic of Armenia pursuant to the Second Joint Venture Agreement and to be owned, as to 50%, by the Armenian Parties and, as to 50%, by Global Armenia;

"AGRC REFINERY" means Armenian Gold Recovery Refinery Company, a joint venture limited liability company to be formed under the laws of the Republic of Armenia pursuant to the Second Joint Venture Agreement and to be owned, as agreed by the Armenian Parties and Global Armenia;

"AGRC TAILINGS" means Armenian Gold Recovery Tailings Company, a joint venture limited liability company formed under the laws of the Republic of Armenia pursuant to the First Joint Venture Agreement and owned, as to 50%, by the Armenian Parties and, as to 50%, by Global Armenia;

"AGRC ZOD" means Armenian Gold Recovery Zod Company, a joint venture limited liability company to be formed under the laws of the Republic of Armenia pursuant to the


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                                         -3-

Second Joint Venture Agreement and to be owned, as to 50%, by the Armenian Parties and, as to 50%, by Global Armenia;

"ARMENIAN AUTHORITIES" means all relevant Governmental Authorities in the Republic of Armenia including, without limitation, the Ministry of Industry of the Republic of Armenia;

"ARMENIAN PARTIES" means the Ministry of Industry of the Republic of Armenia and Armgold, a state enterprise of the Republic of Armenia, each in their respective capacities as parties to the Joint Venture Agreements;

"BUSINESS DAY" means a day, other than a Saturday, a Sunday or a holiday, on which banks in New York, Singapore, Vancouver and Yerevan are generally open for the transaction of banking business;

"CONDITIONS" means the conditions precedent to FDM's obligations under this Agreement as more particularly described in Part 7;

"CONSTATING DOCUMENTS" means the charter, the memorandum, the articles, the articles of incorporation, the articles of continuance or the articles of amalgamation pursuant to which a corporation is incorporated, continued or amalgamated, as the case may be, together with any amendments thereto, and the by-laws of such corporation and any shareholders' agreement which has been executed by such corporation and/or which governs in whole or in part such corporation's affairs;

"DEBENTURE" means a debenture of Global Armenia guaranteed by Global Gold in favour of FDM dated January 3, 1997 in the principal amount of $5,480,000, and secured by all of the issued and outstanding Global Armenia Shares;

"EARN-IN RIGHT" has the meaning assigned to it in Section 4.1;

"ENCUMBRANCE" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

"EPCM CONTRACT" means the Contract for Engineering Procurement and Construction Management Services dated January 31, 1997 between AGRC Tailings and Kilborn Inc.;

"ENVIRONMENT" means the air immediately around, the water in and under, and the land comprising, the areas subject to the Projects;

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                                         -4-

"FDM" means, as the context requires, either or both of First Dynasty Mines Ltd. and FDM Subco;

"FDM SHARES" means common shares without par value in the capital stock of FDM as presently constituted;

"FDM SPECIAL WARRANTS" has the meaning assigned to it in Section 4.6;

"FDM SUBCO" has the meaning assigned to it in Section 2.5;

"FIRST INSTALMENT SHARES" has the meaning assigned to it in Section 4.1(a);

"FIRST JOINT VENTURE AGREEMENT" means the joint venture agreement dated May 1, 1996 between the Armenian Parties and Global Armenia, as assignee of Global Gold, respecting the formation of AGRC Tailings and the development and operation of the Tailings Project as a joint venture and providing for additional joint venture arrangements in respect of the Meghradzor Project and the Zod Project;

"FOURTH INSTALMENT SHARES" has the meaning assigned to it in Section 4.1(d);

"GAAP" means generally accepted accounting principles applicable in the United States of America applied on a basis consistent with prior periods unless otherwise specifically stated;

"GARRISON CONSULTING AGREEMENT" means the agreement in the form attached hereto as Schedule "B";

"GLOBAL" means Global Armenia and Global Gold, jointly and severally;

"GLOBAL ACCOUNTS PAYABLE" means the liabilities recorded and accrued as of March 31, 1997 described in Schedule "E";

"GLOBAL ARMENIA FINANCIAL STATEMENTS" means the financial statements of Global Armenia as at December 31, 1996 attached hereto as Schedule "D";

"GLOBAL ARMENIA SHARES" means ordinary shares having a par value of $0.01 per share in the capital stock of Global Armenia;

"GOVERNMENTAL AUTHORITY" means any national, central, federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

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                                         -5-

"HAZARDOUS SUBSTANCES" means any hazardous product, contaminant, pollutant, toxic substance, deleterious substance, special waste, dangerous good or reportable substance that is identified or described in or defined by any Environmental Law and any other substance the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the Environment of which is prohibited, controlled, regulated or licensed by any Governmental Authority in the Republic of Armenia;

"INVESTMENTS" means monies advanced by FDM to Global Armenia or Global Gold pursuant to the Debenture and converted into Global Armenia Shares in accordance with the terms of this Agreement;

"ISSUED EARN-IN SHARES" means the Fourth Instalment Shares;

"JOINT VENTURE AGREEMENTS" means the First Joint Venture Agreement and, upon execution and delivery thereof, the Second Joint Venture Agreement;

"JOINT VENTURE COMPANIES" means AGRC Ararat, AGRC Exploration, AGRC Meghradzor, AGRC Refinery, AGRC Tailings, AGRC Zod and any other joint venture companies formed pursuant to the Joint Venture Agreements;

"LOANS" means loans advanced by FDM pursuant to the Debenture;

"MATERIAL CONTRACT" means any oral or written contract, agreement, lease, license permit, commitment, covenant, undertaking, instrument, judgment, order, decree or award to which a party to this Agreement or any of the Joint Venture Companies is a party or is otherwise bound which is currently in effect and which,

     (i)    involves an obligation of such person to pay $100,000 or more,

     (ii) relates, directly or indirectly, to the acquisition or to the disposition, exploration, development, maintenance or rehabilitation of a natural resource property, or to any interest in a natural resource property,

     (iii)  cannot be terminated on 30 days' advance notice or less,

     (iv) relates to the purchase, sale, issuance, redemption, conversion, exchange or voting of any securities of such person or the management, control or composition of the board of directors of such person, or

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                                         -6-


     (v) relates to the employment of an employee of such person or any remuneration payable by such person or affiliate or to any director, officer or shareholder of such person or affiliate for acting in any capacity, and includes this Agreement, the Debenture and the Joint Venture Agreements;

"MATERIAL INDEBTEDNESS" means

     (i) any outstanding and unpaid indebtedness, obligation or liability, for borrowed money, amounts unpaid for real or personal property or services, taxes, fines, judgments, wages or employment benefits in excess of $100,000,

     (ii) any liability contingent or otherwise under any instrument of guarantee or indemnity in favour of a third party in excess of $100,000, or

     (iii) any other indebtedness, liability or obligation involving the payment of money in excess of $100,000, which, in accordance with GAAP would be disclosed as a liability on the debtor's or obligor's balance sheet, and, in respect of Global Gold and Global Armenia, includes the Global Accounts Payable and amounts advanced by FDM under the Debenture;

"MEGHRADZOR PROJECT" means the activities undertaken or to be undertaken by AGRC Meghradzor, directly or indirectly for,

     (i) owning and assessing the feasibility of developing the assets comprising the Meghradzor gold mine, and

     (ii) developing, financing, constructing and operating the assets comprising the Meghradzor gold mine for the production of gold,

all as more particularly described in the Joint Venture Agreements;

"MINEABLE RESERVES" means

     (i)    proven reserves, and

     (ii)   probable reserves,


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                                         -7-

based upon estimates prepared by independent professional geologists acceptable to FDM and Global Gold, acting reasonably, in compliance with generally accepted mining reserve reporting standards in North America;

"PROJECTS" means the Meghradzor Project, the Tailings Project, the Zod Project, the project to be undertaken by AGRC Ararat pursuant to the Second Joint Venture Agreement and any other projects undertaken pursuant to the Joint Venture Agreements;

"PROSPECTUS" has the meaning assigned to it in Section 4.6;

"SECOND INSTALMENT SHARES" has the meaning assigned to it in Section 4.1(b);

"SECOND JOINT VENTURE AGREEMENT" means the joint venture agreement to be entered into between the Armenian Parties and Global Armenia, respecting, among other things, the formation of AGRC Ararat, AGRC Exploration, AGRC Meghradzor, AGRC Refinery and AGRC Zod and the development and operation of the Meghradzor Project and the Zod Project;

"SHAREHOLDERS' AGREEMENT" means the agreement in the form attached hereto as Schedule "A";

"TAILINGS CONTRACT" means the Tailings Dam Construction Contract dated January 31, 1997 between AGRC Tailings and Construction of Civil and Industry Objects, Daughter Enterprise, ArmGidroEnergoStroy;

"TAILINGS PROJECT" means the activities undertaken or to be undertaken by AGRC Tailings, directly or indirectly for,

     (i) owning and assessing the feasibility of developing the assets comprising the Ararat gold tailings pile site, and

     (ii) developing, financing, constructing and operating the assets comprising the Ararat gold tailings pile site for the production of gold,

all as more particularly described in the Joint Venture Agreements;

"TERM SHEET AGREEMENT" means the letter agreement dated January 27, 1997 among Global Gold, Global Armenia and FDM pursuant to which the parties hereto have entered into this Agreement;

"THIRD INSTALMENT SHARES" has the meaning assigned to it in Section 4.1(c);


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                                         -8-

"TREASURY EARN-IN SHARES" means the First Instalment Shares, the Second Instalment Shares and the Third Instalment Shares;

"ZOD PROJECT" means the activities undertaken or to be undertaken by AGRC Zod, directly or indirectly, for,

     (i) owning and assessing the feasibility of developing the assets comprising the Zod gold mine, and

     (ii) developing, financing, constructing and operating the assets comprising the Zod gold mine for the production of gold,

all as more particularly described in the Joint Venture Agreements.

INTERPRETATION

1.2  For the purposes of this Agreement, except as otherwise expressly provided:

     (a) "this Agreement" means this Agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

     (b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

     (c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

     (d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

     (e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America and all amounts to be


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                                         -9-

            calculated or paid pursuant to this Agreement are to be calculated in lawful money of the United States of America;

     (f) a reference to a statute in this Agreement includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

     (g) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including" is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

     (h) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

     (i) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day; and

     (j) all references to "approval", "authorization" or "consent" in this Agreement means written approval, authorization or consent.

SCHEDULES

1.3  Attached to and forming part of this Agreement are the following Schedules:

     Schedule "A"   -    Form of Shareholders' Agreement
     Schedule "B"   -    Form of Consulting Agreement
     Schedule "C"   -    Material Contracts
     Schedule "D"   -    Global Armenia Financial Statements
     Schedule "E"   -    Global Accounts Payable

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                                         -10-

                                        PART 2

                               BACKGROUND AND PURPOSES


PURPOSES

2.1 The parties hereto acknowledge and agree that they are entering into this Agreement to evidence their mutual agreements and understandings respecting:

     (a) FDM's indirect participation in the Projects through its Investments in Global Armenia on the terms more particularly described in Parts 3 and 4 hereof; and

     (b) the corporate governance of Global Armenia and the Joint Venture Companies as more particularly described in Part 5 hereof.

EXISTING ARRANGEMENTS

2.2 The parties hereto represent, acknowledge and agree that, pursuant to the Term Sheet Agreement, the following transactions have been completed as of the date of this Agreement:

     (a) FDM has made, or agreed to make, Investments in Global Armenia, initially by way of Loans, in the aggregate amount of $6,490,000 (the "Term Sheet Commitments") consisting of,

            (i)     $1,350,000 for repayment of Global Accounts Payable,

            (ii)    $640,000 for payments required under the Tailings Contract,

            (iii)   $4,500,000 for payments required under the EPCM Contract;

     (b) The Toronto Stock Exchange has approved Investments by FDM in Global Armenia in the aggregate amount of $10,000,000, including the Term Sheet Commitments;

     (c) Global Armenia has issued to FDM the Debenture in the principal amount of $5,480,000;

     (d) Global Armenia has issued to Global Gold an additional 99,999 Global Armenia Shares which, together with the one Global Armenia Share already


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                                         -11-

            owned by Global Gold, constitute all of the issued and outstanding Global Armenia Shares;

     (e) Global Gold has guaranteed to FDM the performance by Global Armenia of its obligations under the Debenture and, as security therefor, has pledged to FDM all of the issued and outstanding Global Armenia Shares;

     (f) AGRC Tailings has entered into the Tailings Contract and the EPCM Contract;

     (g) FDM and Global Armenia have received confirmation from the Armenian Authorities that,

            (i) Global Armenia has satisfied the $5 million investment commitment and bond requirements stipulated in Decree No. 80 dated June 29, 1996 by the relevant Armenian Authorities,

            (ii) AGRC Tailings has title to and owns the Tailings Project, and

            (iii) the Armenian Parties have consented to FDM's proposed Investments in Global Armenia as evidenced by the minutes of a meeting of the board of directors of AGRC Tailings held on January 29, 1997.

DEFINITIVE AGREEMENT

2.3 This Agreement constitutes the definitive agreement referred to in paragraph 7 of the Term Sheet Agreement and is intended to supersede and entirely replace the Term Sheet Agreement. Notwithstanding the foregoing, nothing in this Agreement will be construed as a release, discharge or extinguishment of any obligation of Global Gold or Global Armenia respecting:

     (a) Investments made by way of Loans advanced prior to the date of this Agreement;

     (b) security granted in respect of Loans advanced prior to the date of this Agreement; or

     (c) the truth and accuracy of the representations and warranties in the Term Sheet Agreement, except as modified by this Agreement.

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                                         -12-

FDM SUBSIDIARY

2.4 FDM will make its Investments through a subsidiary company ("FDM Subco") incorporated in the United States of America and, as soon as feasible and in any event within 30 days of the date of this Agreement, FDM will assign its rights under this Agreement to FDM Subco provided that FDM will remain liable for all of FDM's obligations under this Agreement.

INVESTMENTS AS LOANS

2.5 Pending each exercise by FDM of the Earn-in Right, Investments will be made as Loans advanced pursuant to the Debenture and the Debenture will be amended as soon as practicable after the execution of this Agreement to provide that:

     (a) FDM Subco is the lender under the Debenture in substitution for FDM;

     (b) Loan advances made from time to time under the Debenture will be evidenced by proper notations on a grid attached to the Debenture;

     (c) the principal amount of the Debenture, from time to time, will be the aggregate of those unconverted Loan advances evidenced, from time to time, by the grid, up to a maximum of $15,000,000;

     (d) Loan advances under the Debenture will be converted into Global Armenia Shares pursuant to the Earn-in Right in accordance with
            Part 4 of this Agreement;

     (e) upon conversion of Loans into the Third Instalment Shares, the obligations of Global Armenia under the Debenture will cease to be guaranteed by Global Gold and all security therefor will be released.

EXCLUSIVITY

2.6 The rights of FDM hereunder to make Investments in Global Armenia, to thereby acquire Global Armenia Shares and to otherwise invest in the Projects as contemplated in this Agreement are exclusive to FDM and will remain exclusive to FDM for so long as FDM continues to fulfil its obligations under this Agreement and Global Armenia continues to fulfil its obligations under the Joint Venture Agreements provided that FDM's rights hereunder will cease to be exclusive if:

     (a) Global Gold notifies FDM in writing that FDM is in default of its obligations

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                                         -13-

            under this Agreement or that Global Armenia is in default of its obligations under the Joint Venture Agreements (which notice will contain particulars of the alleged default); and

     (b) FDM fails to cure such default within 45 days but, in any event prior to the expiration of any cure period or grace period to which Global Armenia is subject if FDM's default results in a default by Global Armenia under the Joint Venture Agreements.

OTHER BUSINESS OPPORTUNITIES

2.7 Neither this Agreement nor any activity on behalf of any party hereto shall prevent any other party from engaging in any other activities or businesses or from making any mining or other investments outside of the Republic of Armenia. In no event shall any of the parties hereto be obligated to account to any other party hereto for any profits or other benefits derived from such permitted activities, businesses or investments or be under any obligation to offer to any other party hereto an interest in any such permitted activity business or investment, and any income realized may therefrom be retained by such party for its own account.

                                        PART 3

                                     INVESTMENTS


TERM SHEET COMMITMENTS

3.1 FDM will make the following Investments in Global Armenia pursuant to the Term Sheet Commitments:

     (a) Investments in the aggregate amount of $1,350,000 to be used exclusively for payment of the Global Accounts Payable, of which,

            (i) $675,000 was advanced pursuant to the Term Sheet Agreement, and

            (ii) $675,000 will be advanced upon the execution and delivery of this Agreement;

     (b) Investments in the aggregate amount of up to $640,000 to be used exclusively for payments required under the Tailings Contract, which will be advanced in instalments corresponding to the incremental payment obligations of AGRC


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                                         -14-

            Tailings under the Tailings Contract but, in each case, no earlier than the date for payment under the Tailings Contract;

     (c) Investments in the aggregate amount of $4,500,000 to be used exclusively for payments required under the EPCM Contract, which will be advanced in instalments corresponding to the incremental payment obligations of AGRC Tailings under the EPCM Contract but, in each case, no earlier than the date for payment under the EPCM Contract.

PAYMENT TO GLOBAL GOLD

3.2 FDM will pay to Global Gold the sum of $400,000 for use, at Global Gold's discretion, to defray its expenses in participating in the negotiation of the Second Joint Venture Agreement, of which:

     (a) $200,000 will be paid upon the execution and delivery of this Agreement; and

     (b)    $200,000 will be paid on June 30, 1998.

Such payments, when made will be deemed to be Investments for the purposes of this Agreement.

CONSULTING EXPENSES

3.3 FDM will advance to Global Armenia, from time to time as and when due, the funds necessary to enable Global Armenia to meet its payment obligations under the Garrison Consulting Agreement.

JOINT VENTURE COMMITMENTS

3.4 FDM will make additional Investments in Global Armenia as and when requested to do so by the board of directors of Global Armenia to enable Global Armenia to meet its equity contribution obligations under the Joint Venture Agreements as and when they fall due and will use all reasonable commercial efforts to assist Global Armenia in procuring or arranging any project financing necessary to fulfil its obligations under the Joint Venture Agreements to obtain such financing provided nothing in this Agreement will oblige FDM to advance any funds to Global Armenia pursuant to this Section 3.4 prior to the time that the relevant payment obligation of Global Armenia falls due and if, and to the extent that, any payment obligation of Global Armenia under the Joint Venture Agreements or any related Material Contract is, by its terms or by subsequent agreement between Global Armenia and the beneficiary of the obligation, extended, suspended, terminated or subject to the

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                                         -15-


fulfillment of conditions, FDM's obligation hereunder to advance funds in respect thereof will be deemed to be extended, suspended, terminated or conditional, as the case may be, to the same extent.

                                        PART 4

                                GLOBAL ARMENIA EARN-IN

EARN-IN RIGHT

4.1 Global Armenia and Global Gold hereby grant to FDM an irrevocable right (the "Earn-in Right") to acquire, on the terms provided in this Part 4:

     (a) that number of Global Armenia Shares (the "First Instalment Shares") which, upon acquisition by FDM, represent up to twenty-five per cent (25%) of the issued and outstanding Global Armenia Shares;

     (b) that number of Global Armenia Shares (the "Second Instalment Shares") which, upon acquisition by FDM, represent, together with the First Instalment Shares, up to fifty-one per cent (51%) of the issued and outstanding Global Armenia Shares;

     (c) that number of Global Armenia Shares (the "Third Instalment Shares") which, upon acquisition by FDM, represent, together with the First Instalment Shares and the Second Instalment Shares, up to eighty per cent (80%) of the issued and outstanding Global Armenia Shares; and

     (d) that number of Global Armenia Shares (the "Fourth Instalment Shares") which, upon acquisition by FDM, represent, together with the First Instalment Shares, the Second Instalment Shares and the Third Instalment Shares, a total of one hundred per cent (100%) of the issued and outstanding Global Armenia Shares.

The Earn-in Right will be exercisable, in whole or in part, by way of Investments by FDM as contemplated in Part 3.

FIRST INSTALMENT SHARES

4.2 FDM will be deemed to have exercised the Earn-in Right in respect of the First Instalment Shares upon advancing aggregate Investment funds of $6,490,000 and upon FDM making Investments in the aggregate amount of $6,490,000, Global Armenia will forthwith

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                                         -16-


issue to FDM the First Instalment Shares whereupon FDM will own not less than twenty-five per cent (25%) of the issued and outstanding Global Armenia Shares.

SECOND INSTALMENT SHARES

4.3 Provided that FDM has exercised the Earn-in Right to the extent necessary to acquire all of the First Instalment Shares, FDM will be deemed to have further exercised the Earn-in Right, to acquire:

     (a) all of the Second Instalment Shares by advancing additional Investment funds in the aggregate amount of, $3,520,000; or

     (b) a lesser number of Second Instalment Shares equal to the product obtained by multiplying the total number of Second Instalment Shares by a fraction, the numerator of which is the total amount of Investments FDM has made on account of the Second Instalment Shares and the denominator of which is $3,520,000, by making Investments in an aggregate amount equal to the numerator amount.

FDM will be entitled to exercise the Earn-in Right in respect of the Second Instalment Shares in whole or in part and may, at any time after making Investments in any amount on account of the Second Instalment Shares elect, by notice in writing to Global Armenia, to receive all of the Second Instalment Shares to which it is then entitled whereupon Global Armenia will forthwith issue to FDM the appropriate number of Global Armenia Shares. Any partial exercise of the Earn-in Right in respect of the Second Instalment Shares will be without prejudice to FDM's right to subsequently exercise the balance of the Earn-in Right as it relates to any remaining Second Instalment Shares, in whole or in part, and, upon full exercise of the Earn-in Right in respect of the Second Instalment Shares, FDM will own not less than fifty-one per cent (51%) of the issued and outstanding Global Armenia Shares.

THIRD INSTALMENT SHARES

4.4 Provided that FDM has exercised the Earn-in Right to the extent necessary to acquire all of the Second Instalment Shares, FDM will be deemed to have further exercised the Earn-in Right to acquire:

     (a) all of the Third Instalment Shares by making additional Investments in the aggregate amount of, $14,500,000; or

     (b) a lesser number of Third Instalment Shares equal to the product obtained by multiplying the total number of Third Instalment Shares by a fraction, the numerator of which is the amount of Investments FDM has made on account of the Third Instalment Shares and the denominator of which is $14,500,000, by making Investments in an aggregate amount equal to the numerator amount.

FDM will be entitled to exercise the Earn-in Right in respect of the Third Instalment Shares in whole or in part and may, at any time after making Investments in any amount on account of the Third Instalment Shares elect, by notice in writing to Global Armenia, to receive all of the Third Instalment Shares to which it is then entitled whereupon Global Armenia will forthwith issue to FDM the appropriate number of Global Armenia Shares. Any partial exercise of the Earn-in Right in respect of the Third Instalment Shares will be without prejudice to FDM's right to subsequently exercise the balance of the Earn-in Right as it relates to any remaining Third Instalment Shares, in whole or in part, and, upon full exercise of the Option in respect of the Third Instalment Shares, FDM will own not less than eighty per cent (80%) of the issued and outstanding Global Armenia Shares.

FOURTH INSTALMENT SHARES

4.5 Provided that FDM has exercised, or is deemed to have exercised, the Earn-in Right to the extent necessary to acquire all of the Third Instalment Shares, FDM will, on or before that date (the "Final Buyout Date") which is eighteen months after the date upon which FDM acquires all of the Third Instalment Shares, exercise the balance of the Earn-in Right to acquire all, but not less than all, of the Fourth Instalment Shares by issuing to Global Gold:

     (a)    4,000,000 FDM Shares free and clear of Encumbrances; and

     (b) if, as of the Final Buyout Date, aggregate Mineable Reserves in respect of the Zod Project and the Meghradzor Project exceed 5,000,000 ounces of gold, that number of additional FDM Shares by which the product obtained by multiplying 4,000,000 by a fraction, the numerator of which is the number of ounces of gold comprising the Mineable Reserves and the denominator of which is 5,000,000, exceeds 4,000,000;

which number of FDM Shares will be subject to appropriate adjustment in the event of any distribution, subdivision, consolidation, reorganization or arrangement in respect of FDM Shares occurring prior to the date of issuance. FDM may exercise the Earn-in Right in respect of the Fourth Instalment Shares by notice in writing to Global Gold delivered any time after the date that FDM acquires the Third Instalment Shares but, failing such exercise, prior to the Final Buyout Date. FDM will be deemed to have exercised the Earn-in Right in respect of the Fourth Instalment Shares as of the Final Buyout Date. Upon exercise and against delivery by FDM of a certificate representing the number of FDM Shares then issuable to Global Gold pursuant to FDM's exercise of the Earn-in Right, Global Gold will transfer to FDM, free and clear of

Encumbrances, all of the Fourth Instalment Shares whereupon FDM will own not less than one hundred per cent (100%) of the issued and outstanding Global Armenia Shares.

TRADEABILITY

4.6 The parties acknowledge and agree that, although FDM is under no obligation to file a prospectus in Canada or a registration statement in the United States solely for the purpose of issuing freely tradeable FDM Shares to Global Gold pursuant to Section 4.5, FDM will use its best efforts to issue freely tradeable FDM Shares to Global Gold if it is feasible to do so in connection with a contemporaneous public offering of FDM Shares or special warrants of FDM in a form and substance satisfactory to the parties, acting reasonably ("FDM Special Warrants") pursuant to a prospectus filed with applicable Canadian securities regulatory authorities (a "Prospectus"). If, during the six month period preceding the Final Buyout Date, FDM:

     (a) files a Prospectus, FDM will exercise the Earn-in Right in respect of the Fourth Instalment Shares and use its best efforts to qualify under the Prospectus, for resale on The Toronto Stock Exchange, the 4,000,000 FDM Shares issuable to Global Gold pursuant to Section 4.5(a); or

     (b) does not file a Prospectus, FDM will fulfil its obligation to Global Gold under Section 4.5(a) by issuing to Global Gold, as of the Final Buyout Date, a total of 4,000,000 FDM Special Warrants on the following terms:

            (i) each FDM Special Warrant will be exercisable to acquire, for no consideration, one FDM Share,

            (ii) the FDM Special Warrants may be exercised by Global Gold earlier than provided in subparagraph (iii) below at any time for FDM Shares (which will be subject to resale restrictions in Canada for a period of twelve months from the date of issuance of the FDM Special Warrants), and

            (iii) the FDM Special Warrants will be automatically exercised for FDM Shares (free of any resale restrictions in Canada other than overriding restrictions applicable to controlling shareholders) upon the filing of a Prospectus or the first anniversary of issuance whichever is earlier, and if, during the period commencing on the Final Buyout Date and ending on the first anniversary of the Final Buyout Date, FDM files a Prospectus, FDM will use its best efforts to qualify under the same Prospectus the FDM Shares issuable upon the exercise of Global Gold's FDM Special Warrants.

Any additional FDM Shares which become issuable to Global Gold pursuant to
Section 4.5(b) on the Final Buyout Date will be represented by FDM Special Warrants on the terms set out in subparagraph (b) above.

The certificates representing any FDM Shares or FDM Special Warrants issued to Global Gold will bear such restrictive legends as may be required under applicable law including the following:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and no sale or transfer thereof may be effected without an effective registration statement or an opinion of counsel for the holder, satisfactory to the company, that such registration is not required under the Act and any applicable state securities laws."

SPECIFIC PERFORMANCE

4.7 FDM hereby acknowledges that irreparable damage will be caused to Global Gold by a violation of FDM's obligations under Sections 4.5 and 4.6, and that it is impossible to measure in money the damages which will accrue to Global Gold by reason of the failure by FDM to perform such obligations, and if Global Gold shall institute any action or proceeding to enforce FDM's obligations under Sections 4.5 and 4.6, FDM hereby consents to a grant of an injunction restraining any such violation thereof or any other appropriate decree of specific performance by any court having equity jurisdiction and waives the claim or defense therein that such party has an adequate remedy at law, and FDM shall not allege in any such action or proceeding the claim or defense that such remedy at law exists.

AGRC EXPLORATION

4.8 During the period commencing upon the formation of AGRC Exploration and ending on December 31, 2009, Global Gold will be entitled to elect to participate with Global Armenia in any exploration projects undertaken by AGRC Exploration and, prior to the commencement of any such exploration project, Global Armenia will provide Global Gold with all information in Global Armenia's possession respecting such proposed exploration project whereupon Global Gold will have the right upon notice, exercisable for a period of 60 days from the date such notice is received, to elect to participate in the rights and obligations of Global Armenia in respect of such exploration project to a level of up to twenty per cent (20%) of such rights and obligations. Global Armenia and Global Gold will enter into a mutually acceptable participation agreement in respect of any exploration project in which Global Gold elects to participate, which will provide for, among other things, mutual rights of first refusal and a dilution formula.

                                        PART 5

                                 CORPORATE GOVERNANCE


GOVERNANCE OF GLOBAL ARMENIA

5.1 Upon execution and delivery of this Agreement, the parties hereto will enter into the Shareholders' Agreement which will govern the corporate affairs of Global Armenia.

GOVERNANCE OF JOINT VENTURE COMPANIES

5.2 From and after the date of this Agreement until the date that FDM acquires all of the Global Armenia Shares, the date that this Agreement is terminated or the date that FDM's rights hereunder cease to be exclusive pursuant to Section 2.6, whichever earliest, Global Gold will be entitled to appoint one (1) director to the board of directors of each of the Joint Venture Companies and FDM will be entitled to appoint two (2) directors to the board of directors of each of the Joint Venture Companies. Global Gold's representative on the board of directors of each Joint Venture Company will vote, in respect of any matter requiring board approval, in accordance with the instructions of Global Armenia.

CONSULTING AGREEMENT

5.3 Upon the execution and delivery of this Agreement, Global Armenia will execute and deliver the Garrison Consulting Agreement.

                                        PART 6

                      REPRESENTATIONS, WARRANTIES AND COVENANTS


REPRESENTATIONS AND WARRANTIES OF GLOBAL

6.1 Each of Global Gold and Global Armenia hereby jointly and severally represents and warrants to and in favour of FDM as follows and acknowledges that FDM is relying upon such representations and warranties in consummating the transactions contemplated by this Agreement:

     (a) each of Global Gold and Global Armenia is a corporation duly incorporated, organized, validly existing and current and up-to-date with respect to all filings required under the laws of its jurisdiction of incorporation and no proceedings have been taken or authorized by or, to the best knowledge of Global, by any other person, with respect to bankruptcy, insolvency, liquidation, dissolution or winding up of Global Gold or Global Armenia;

     (b) each of Global Gold and Global Armenia has all requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary;

     (c) AGRC Tailings is a legal, valid and subsisting joint venture company established in accordance with the laws of the Republic of Armenia;

     (d) as of the date hereof, the authorized capital of Global Armenia consists of $50,000 divided into 5,000,000 shares having a par value of $0.01 per share of which only the Issued Earn-in Shares are validly issued as (i) in the case of 99,999 Issued Earn-in Shares, non-paid and assessable shares, and (ii) in the case of one
            (1) Issued Earn-in Share, a fully paid and non-assessable share, in the capital of Global Armenia;

     (e) Global Gold is the beneficial owner of the Issued Earn-in Shares with good and marketable title thereto, free and clear of Encumbrances (other than Encumbrances in favour of FDM) and, other than FDM, no person has an option or similar right or right of first refusal or any other right to acquire the Issued Earn-in Shares;

     (f) except for the Loans, there are no securities outstanding which are convertible into Global Armenia Shares or into any other securities of Global Armenia and no person has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming an agreement, option, warrant, right or privilege (whether legal, equitable, contractual, or otherwise) for the purchase, subscription, issuance or acquisition of any issued or unissued shares or other securities of Global Armenia;

     (g) Global Armenia is the beneficial owner of not less than fifty percent (50%) of the outstanding equity of AGRC Tailings with good and marketable title thereto, free and clear of Encumbrances (except as provided in the Joint

            Venture Agreements) and, other than the Armenian Parties, no other person owns any equity in AGRC Tailings or has any right to acquire any equity in AGRC Tailings;

     (h) AGRC Tailings owns all right, title and interest in and to the Tailings Project free and clear of Encumbrances;

     (i) each of Global Armenia and, to the best of Global's knowledge, AGRC Tailings holds all requires permits, licenses, consents and authorizations necessary or desirable for the conduct of its business in a timely manner and, to the best knowledge of Global, neither Global Armenia nor AGRC Tailings is in default with respect to any existing license, permit, consent or authorization necessary or desirable for the conduct of such business;

     (j) to best knowledge of Global, the business of each of Global Armenia and AGRC Tailings is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction;

     (k) Schedule "C" constitutes a complete and accurate list of all Material Contracts to which Global Armenia or AGRC Tailings are parties;

     (l) each Material Contract is in full force and effect and is valid, binding and enforceable against each of the parties thereto in accordance with its terms and no material breach or default exists in respect thereof on the part of any party thereto and no event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default;

     (m) other than as specifically contemplated in the Term Sheet Agreement, this Agreement and any agreements and documents contemplated thereby, there are no Material Contracts to which Global Gold, Global Armenia, AGRC Tailings is a party, from which it derives benefit, to which it is bound or to which any of its assets is subject:

            (i) under which transactions contemplated in this Agreement would have the effect of imposing restrictions or obligations on Global Armenia or AGRC Tailings materially greater than those imposed thereon at the date hereof, or

            (ii) which would give a third party, as a result of the transactions contemplated in this Agreement, a right to terminate any such Material Contract or to purchase any Global Armenia Shares or any assets of Global Armenia or AGRC Tailings, or

            (iii) which would impose material restrictions on the ability of Global Armenia or AGRC Tailings to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets or to change its corporate status, other than area of mutual interest clauses and similar clauses in existing agreements, or

            (iv) which would impose material restrictions on the ability of Global Armenia or AGRC Tailings to pay any dividends or make other distributions to its shareholders or to borrow money and/or to mortgage and pledge its property as security therefor;

     (n) the Global Armenia Financial Statements present fairly the financial condition and results of Global Armenia as at the dates and for the periods indicated therein and have been prepared in accordance with GAAP;

     (o) after application of the $675,000 paid by FDM pursuant to Section 3.1(a)(ii) and other than unpaid accounts payable in the aggregate amount of $150,000 and unbilled legal fees of Patterson, Belknap Webb & Tyler, L.L.P., Global Armenia has no Material Indebtedness;

     (p) all of Global Armenia's obligations under that certain promissory note dated as of December 1, 1995 in favour of Global Gold in the principal amount of $802,740 have been extinguished without any liability whatsoever to Global Armenia;

     (q) since the end of the periods covered in the Global Armenia Financial Statements, there has been no material adverse change in the business, operations, properties, assets or condition, financial or otherwise, of Global Armenia from that shown in the Global Armenia Financial Statements;

     (r) no Taxes are owing by Global Armenia or, to the best of Global's knowledge AGRC Tailings except current taxes not yet due and each of them has paid all instalments of tax payable in respect of its current fiscal year under any applicable legislation. Each of Global Gold, Global Armenia and, to the best of Global's knowledge, AGRC Tailings has properly withheld or collected and remitted to the appropriate Governmental Authority all Taxes required to be withheld or collected and remitted under any applicable legislation. For purposes of this paragraph "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, capital, sales, use, transfer, franchise, withholding, payroll, employment, excise, business, mining or other taxes, custom duties, surtaxes, anti-dumping, and countervail duties, fees, assessments, charges or governmental imposts of any kind whatsoever, together with any interest, penalties or additions to such Taxes, imposed by any national, central federal, provincial, local, foreign or other taxing authority;

     (s) except as disclosed in Global Gold's Form 10-KSB for the year ended December 31, 1996, there are no actions, suits, or proceedings commenced, or, to the best knowledge of Global, contemplated or threatened, against Global Gold, Global Armenia or AGRC Tailings at law or in equity before or by any court, Governmental Authority or arbitrator of any kind nor, to the best knowledge of Global, are there any existing facts which may reasonably be expected to be a proper basis for any actions, suits, or proceedings which in either case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would involve the reasonable possibility of any judgment or liability which could reasonably be expected to have an adverse effect on the business, operations, properties, assets or affairs, financial or otherwise, of Global Gold, Global Armenia or AGRC Tailings;

     (t) Global Armenia has no direct or indirect obligations or liabilities whatsoever, contingent or otherwise, in favour of Eyre Resources N.L. or the Parry-Beaumont Trust and no reasonable basis exists for any such obligation or liability to arise in the future;

     (u)    to the best knowledge of Global Gold and Global Armenia:

            (i) AGRC Tailings is presently in compliance with all environmental permits issued by the Armenian Authorities; and

            (ii) all Hazardous Substances disposed of, treated or stored by or on behalf of AGRC Tailings have been disposed of, treated and stored in compliance with all environmental permits issued by the Armenian Authorities;

     (v) each of Global Gold and Global Armenia has the corporate power and authority to enter into this Agreement to perform its obligations hereunder;

     (w) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by the boards of directors of Global Gold and Global Armenia and this Agreement constitutes a valid and binding obligation of Global Gold and Global Armenia enforceable against each of them it in accordance with its terms;

     (x) none of the execution and delivery of this Agreement, the completion of the transactions contemplated herein or the fulfilment of, or compliance with, the terms and provisions hereof do or will, nor will they with the giving of notice or the lapse of time or both,

            (i) result in the breach or violate any term or provision of the Constating Documents of Global Gold, Global Armenia or any of the Joint Venture Companies,

            (ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any Material Contract to which Global Gold, or Global Armenia or any of the Joint Venture Companies is a party, from which it derives benefit, by which it is bound or to which any of its assets is subject,

            (iii) result in the cancellation, suspension or alteration in the terms of any licence, permit or authority held by Global Gold, Global Armenia or any of the Joint Venture Companies,

            (iv) result in the creation of any Encumbrance upon any of the assets of Global Gold, Global Armenia or any of the Joint Venture Companies,

            (v) give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such Material Contract, or

            (vi) violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable to, and known to Global Gold and Global Armenia, the breach of which would have a material adverse effect on Global Gold, Global Armenia or any of the Joint Venture Companies;

     (y) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, Governmental Authority or any third party that has not been obtained is required by, or with respect to, Global Gold, Global Armenia or any of the Joint Venture Companies in connection with the execution and delivery of this Agreement by Global Gold and Global Armenia or the consummation by Global Gold and Global Armenia of the transactions contemplated hereby;

     (z) the Treasury Earn-in Shares have been reserved for issuance to FDM and will, upon issuance, be validly issued as fully paid and non-assessable shares in the capital stock of Global Armenia;

     (aa) all of Global Gold's interest in the Joint Venture Agreements and the Joint Venture Companies has been validly transferred to Global Armenia;

     (bb) Global has made full disclosure to FDM of the material assets and liabilities of Global Armenia; and

     (cc) Global is unaware of any material facts or circumstances which have not been disclosed to FDM, which should be disclosed to FDM in order to prevent the foregoing representations from being misleading.

REPRESENTATIONS AND WARRANTIES OF FDM

6.2 FDM represents and warrants to and in favour of Global Gold and Global Armenia as follows and acknowledges that Global Gold and Global Armenia are relying upon such representations and warranties in consummating the transactions contemplated by this Agreement:

     (a) FDM is a corporation duly incorporated, organized and validly existing and current and up-to-date with respect to all filings required under the laws of its jurisdiction of incorporation and no proceedings have been taken or authorized by FDM or, to the best of the knowledge of FDM, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of FDM;

     (b) FDM has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

     (c) FDM has all requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on its business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary;

     (d) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, Governmental Authority or any third party is required by, or with respect to FDM in connection with the execution and delivery of this Agreement by FDM or the consummation by FDM of the transactions contemplated hereby except for:

            (i) the filing of notice by FDM and the acceptance of such notice by The Toronto Stock Exchange with respect to:

               (A) the issuance of any FDM Shares that FDM may become obliged to issue under the terms of this Agreement, and

               (B)  Investments by FDM exceeding $10 million; and

            (ii) any continuous disclosure filings that FDM is obliged, under applicable corporate and securities laws, to make respecting this Agreement; and

     (e) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by the board of directors of FDM and this Agreement constitutes a valid and binding obligation of FDM enforceable against it in accordance with its terms;

     (f) the financial statements of FDM for the year ended December 31, 1996 present fairly the financial condition and results of FDM as at the dates and for the periods indicated therein and have been prepared in accordance with GAAP;

     (g) there are no actions, suits, or proceedings commenced, or, to the best knowledge of FDM, contemplated or threatened, against FDM at law or in equity before or by any court, Governmental Authority or arbitrator of any kind nor, to the best knowledge of FDM, are there are existing facts which may reasonably be expected to be a proper basis for any actions, suits, or proceedings which in either case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would involve the reasonable possibility of any judgment or liability which could reasonably be expected to have an adverse effect on the business, operations, properties, assets or affairs, financial or otherwise, of FDM;

     (h) none of the execution and delivery of this Agreement, the completion of the transactions contemplated herein or the fulfilment of, or compliance with, the terms and provisions hereof do or will, nor will they with the giving of notice or the lapse of time or both,

            (i) result in the breach or violate any term or provision of the Constating Documents of FDM,

            (ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any Material Contract to which FDM is a party, from which it derives benefit, by which it is bound or to which any of its assets is subject,

            (iii) result in the cancellation, suspension or alteration in the terms of any licence, permit or authority held by FDM,

            (iv) result in the creation of any Encumbrance upon any of the assets of FDM,

            (v) give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such Material Contract, or

            (vi) violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable to, and known to FDM, the breach of which would have a material adverse effect on FDM;

     (i) FDM has made full disclosure to Global of the material assets and liabilities of FDM;

     (j) FDM is unaware of any material facts or circumstances which have not been disclosed to Global, which should be disclosed to Global in order to prevent the foregoing representations from being misleading.

AFFIRMATIVE COVENANTS OF GLOBAL

6.3 Global Gold and Global Armenia hereby jointly and severally covenant and agree that each of them will perform the following affirmative covenants:

     (a) to promptly and duly execute and deliver to FDM such documents and instruments (including, without limitation, consents and approvals of third parties to this Agreement) and take such further actions as FDM may, from time to time, reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights created or intended to be created hereunder in favour of FDM;

     (b) to promptly discuss with FDM and keep FDM informed upon becoming aware of:

            (i) any significant developments in the business of Global Gold, Global Armenia and the Joint Venture Companies,

            (ii) any proposal for Global Armenia or any of the Joint Venture Companies to enter into a new Material Contract, or

            (iii) any breach or non-performance of any obligation pursuant to an existing Material Contract to which Global Gold, Global Armenia or any of the Joint Venture Companies is a party or the occurrence of any event which would, upon lapse of time or with the giving of notice, constitute such breach or non-performance; and

     (c) to afford to FDM and its accountants, counsel and other representatives full access during normal business hours to the management, properties, books, contracts, commitments and records of Global Armenia and each of the Joint Venture Companies in its possession or to which it has access;

NEGATIVE COVENANTS OF GLOBAL

6.4 Global Gold and Global Armenia hereby jointly and severally covenant and agree that each of them will observe the following negative covenants:

     (a) Global Gold and Global Armenia will not perform, any act or enter into any transaction or negotiation which interferes or is inconsistent with the transactions contemplated hereby. Without limiting the generality of the foregoing, Global Armenia will not, without the prior express written approval of FDM:

            (i) issue any shares or other securities convertible into or exchangeable for shares above the numbers of such shares and securities issued and outstanding as at the date hereof,

            (ii) increase or decrease its paid-up capital or purchase or redeem any of its shares,

            (iii) enter into any commitment or agreement to issue any shares or other securities convertible into or exchangeable for shares or grant options, warrants or rights to purchase shares not in existence on the date hereof,

            (iv) alter or amend its Constating Documents as the same exist at the date of this Agreement, or

            (v) amend any Material Contract to which Global Armenia or any of the Joint Venture Companies is a party; and

     (b) in recognition and consideration of the fact that FDM has invested substantial time and effort in the investigation of Global Armenia and the Projects and the preparation and negotiation of this Agreement and will be investing substantial time, money and effort in consummating the transactions contemplated by this Agreement, and as a result will forego or delay the conduct of other activities, neither Global Gold nor Global Armenia will, while FDM's rights under this Agreement remain exclusive, (i) sell to, offer to sell to, or solicit offers to purchase any interest in the Projects (other than as specifically contemplated by this Agreement) from or (ii) sell, offer to sell or exchange or solicit offers to purchase or exchange any Global Armenia Shares from, any party (other than FDM) or enter into any merger, consolidation, share exchange, liquidation or other similar transaction involving Global Armenia with any party (other than FDM), and neither Global Gold nor Global Armenia nor any officer, director, employee, agent, advisor or other representative of Global Gold or Global Armenia will negotiate with or provide financial, technical, or other information to any person (other than FDM) in connection with any such proposed purchase or transaction except as required by applicable law.

COVENANTS OF FDM

6.5 FDM covenants and agrees to use all reasonable commercial efforts to obtain, in a timely manner, the approval of The Toronto Stock Exchange for all of FDM's obligations under this Agreement for which such approval has not already been obtained.

                                        PART 7

                                      CONDITIONS


CONDITIONS

7.1 FDM's obligations under this Agreement are subject to the continuing satisfaction of each of the following Conditions:

     (a) all of the representations and warranties of Global Gold and Global Armenia in this Agreement will have been true in all material respects as of the date of this Agreement;

     (b) neither Global Gold nor (prior to the actual implementation of Section 1.1(a) of the Shareholders' Agreement) Global Armenia will have breached in any material respects any of its covenants under this Agreement; and

     (c)    with respect to,

            (i)     Investments in excess of $10 million; or

            (ii)    the issuance of any FDM Shares;

            FDM will have obtained the approval of The Toronto Stock Exchange.

                                        PART 8

                                     INDEMNITIES


INDEMNITIES BY GLOBAL

8.1 Each of Global Gold and Global Armenia covenants and agrees forthwith on demand to indemnify and save harmless FDM from and against all claims, demands, actions, causes of action, liabilities, obligations, losses, damages, costs and expenses in excess of $250,000 suffered or incurred by FDM, directly or indirectly, by reason of, arising out of, or in connection with:


     (a) any representation or warranty of Global set forth in this Agreement being untrue or incorrect; or

     (b) a breach of any agreement, term or covenant on the part of Global made or to be observed or performed pursuant to this Agreement.

INDEMNITIES BY FDM

8.2 FDM covenants and agrees forthwith on demand to indemnify and save harmless Global from and against all claims, demands, actions, causes of action, liabilities, obligations, losses, damages, costs and expenses in excess of $250,000 suffered or incurred by Global, directly or indirectly, by reason of, arising out of, or in connection with:

     (a) any representation or warranty of FDM set forth in this Agreement being untrue or incorrect; or

     (b) a breach of any agreement, term or covenant on the part of FDM made or to be observed or performed pursuant to this Agreement.
CLAIMS UNDER GLOBAL'S INDEMNITIES

8.3 If any claim is made by any person against FDM in respect of which FDM may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of Global as provided in
Section 8.1, FDM will notify Global as soon as reasonably practicable of the nature of such claim and Global shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim. The defence of any such claim (whether assumed by Global or not) shall be through legal counsel and shall be conducted in a manner acceptable to FDM and Global, acting reasonably, and no settlement may be made by Global or FDM without the prior written consent of the other. If Global assumes the defence of any claim, then FDM and FDM's counsel shall cooperate with Global and its counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to Global and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defence shall, from and after such assumption, be borne by Global. If Global assumes the defence of any claim and FDM retains additional counsel to act on its behalf, Global and its counsel shall cooperate with FDM and its counsel, such cooperation to include using reasonable best efforts to provide or make available to FDM and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel shall be paid by FDM. If Global and FDM are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then FDM and Global shall be represented by separate counsel and, subject to the indemnity obligations of Global as set out in Section 8.1, the costs associated with the action shall be borne by the parties incurring such costs.

CLAIMS UNDER FDM'S INDEMNITIES

8.4 If any claim is made by any person against Global in respect of which Global may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of FDM as provided in Section 8.2, Global will notify FDM as soon as reasonably practicable of the nature of such claim and FDM shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim. The defence of any such claim (whether assumed by FDM or not) shall be through legal counsel and shall be conducted in a manner acceptable to Global and FDM, acting reasonably, and no settlement may be made by FDM or Global without the prior written consent of the other. If FDM assumes the defence of any claim, then Global and Global's counsel shall cooperate with FDM and its counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to FDM and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defence shall, from and after such assumption, be borne by FDM. If FDM assumes the defence of any claim and Global retains additional counsel to act on its behalf, FDM and its counsel shall cooperate with Global and its counsel, such cooperation to include using reasonable best efforts to provide or make available to Global and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel shall be paid by Global. If FDM and Global are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then Global and FDM shall be represented by separate counsel and, subject to the indemnity obligations of FDM as set out in Section 8.2, the costs associated with the action shall be borne by the parties incurring such costs.

CLARIFICATION OF INDEMNITIES

8.5 With respect to the indemnities provided in Sections 8.1 and 8.2, each of Global and FDM (in either case the "Indemnitor") hereby:

     (a) waives notice of demand for payment, performance or satisfaction of all or any part of its obligations to the indemnified party (the "Indemnified Party") under the indemnity given in Section 8.1 or 8.2, as the case may be, (the "Indemnity"), protest, notice of protest and notice of default, any right to require that an action be brought against the Indemnitor, or any other person and any and all other notices and legal and equitable defences to which it may be entitled;

     (b) agrees to honour the obligations under the Indemnity forthwith upon demand and acknowledges that such liability is not contingent or conditional upon the pursuit of any remedies against the Indemnitor or any other person and that such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit or any other indulgence which the Indemnified Party may from time to time grant to the Indemnitor or to any other person, including the acceptance of any partial payment, performance or satisfaction, or the compromise or release of any claims or the Indemnitor being under no obligation to pay the indebtedness under the Indemnity, or any part thereof, or by the indebtedness under the Indemnity becoming irrecoverable or unenforceable in whole or in part from or against the Indemnitor by operation of law or otherwise, none of which shall in any way modify or amend any of the Indemnitor's obligations under the Indemnity, which shall be continuing, irrevocable and binding on the Indemnitor as principal obligant notwithstanding any investigations made by the Indemnified Party;

     (c) agrees that nothing but payment, satisfaction and performance in full of the obligations to the Indemnified Party under the Indemnity shall release the Indemnitor from its obligations hereunder;

     (d) agrees that no document, proof or other action, other than as herein set forth, is necessary as a condition of the Indemnitor honouring its obligations hereunder;

     (e) agrees that in the event of the bankruptcy, winding-up or distribution of the assets of the Indemnitor, the rights of the Indemnified Party shall not be affected or impaired by its omission to prove its claim, or to prove its full claim, and it may prove such claim as it sees fit and may refrain from proving any claim;

     (f) agrees that no term, condition or provision hereof or any right hereunder or in respect thereof shall be, or shall be deemed to have been, waived by the Indemnified Party except by express written waiver signed by the Indemnified Party, all such waivers to extend only to the particular circumstances therein specified and neither forbearance nor indulgence by the Indemnified Party shall constitute a waiver of any term, condition or provision to be performed or observed by the Indemnitor, or want of any performance or observance thereof; and

     (g) agrees that no action or omission on the part of the Indemnified Party in exercising or failing to exercise its rights hereunder or in connection with or arising from any of the Indemnitor's obligations under the Indemnity or any part thereof shall make the Indemnified Party liable to the Indemnitor for any loss occasioned to the Indemnitor.

                                        PART 9

                                       GENERAL

9.1 All notices which may or are required to be given pursuant to any provisions of this Agreement shall be given in writing and shall be delivered personally or by telecopy, and in the case of FDM addressed to:


            No. 1 Temasek Avenue
            37th Floor, Millenia Tower
            Singapore
            039192

            Fax No: 011-65-337-0616
            Attention:   President

     with a copy to:

            Goodman Phillips & Vineberg
            1900 - 355 Burrard Street
            Vancouver, British Columbia
            V6C 2G8

            Fax No:  (604) 682-7131
            Attention:  Steven G. Robertson

     in the case of Global Gold or Global Armenia addressed to:

            438 West 37th Street, Suite 5G
            New York, New York
            10018

            Fax No: (212) 967-3018
            Attention:  President
     with a copy to:

            Patterson, Belknap, Webb & Tyler
            1133 Avenue of the Americas
            New York, New York
            10036-6710

            Fax No: (212) 336-2222
            Attention:  Van Krikorian

     and to:

            Law Offices of Stephen R. Field
            620 Fifth Avenue, Third Floor
            New York, New York

            Fax No: (212) 332-6055

or such other address or telecopier number of which a party may, from time to time, advise the other parties hereto by notice in writing given in accordance with the foregoing. Date of receipt of any such notice shall be deemed to be the date of delivery thereof, if delivered, and on the day of telecopying, if telecopied, provided such day is a Business Day and, if not, on the first Business Day thereafter.

BINDING EFFECT

9.2 This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

WAIVER

9.3 Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

TIME OF ESSENCE

9.4  Time is of the essence of this Agreement.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.5 The representations and warranties of the parties to this Agreement shall survive the execution hereof, and shall not merge with any deed, conveyance or other transfer instrument or other agreement giving effect hereto and shall survive for a period of two years.

ASSIGNMENT

9.6 Except as otherwise expressly provided in this Agreement, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties, such consent, in any case, not to be unreasonably withheld or delayed.

FURTHER ASSURANCES

9.7 Each of the parties, upon the request of any other party, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

COUNTERPARTS

9.8 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

ENTIRE AGREEMENT

9.9 This Agreement, together with the schedules herein referred to, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes the Term Sheet Agreement and any other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

SEVERABILITY

9.10 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

GOVERNING LAW

9.11 This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, determined without regard to its conflicts of law principles. All parties hereto (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a New York state court or federal court in the City of New York, State of New York in the United States of America, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or any court of the State of New York, in any such suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement. All parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal service thereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.



FIRST DYNASTY MINES LTD.                GLOBAL GOLD CORPORATION


Per: /s/ Marcus Randolph                Per: /s/ Robert A. Garrison
    ------------------------------          ------------------------------
       Authorized Signatory                     Authorized Signatory



GLOBAL GOLD ARMENIA LIMITED


Per: /s/ Drury J. Gallagher
    ------------------------------
        Authorized Signatory

                                      SCHEDULE A

                                SHAREHOLDERS AGREEMENT

                                          OF

                             GLOBAL GOLD ARMENIA LIMITED

            Agreement made as of this ______ day of May, 1997, by and among First Dynasty Mines Ltd., a corporation organized under the laws of the Yukon, Canada and having its head office at No. 1 Temasek Avenue, 37th Floor, Millenia Tower, Singapore 39192 ("FDM"), Global Gold Corporation, a Delaware corporation with offices at 438 West 37th Street, Suite 5G, New York, New York 10018 ("Gold") (each such person or entity, together with such other persons or entities subsequently becoming parties to this Agreement, hereinafter shall be referred to individually as a "Shareholder" and collectively as the "Shareholders") and Global Gold Armenia Limited, a Cayman Islands corporation with an address c/o W.S. Walker & Company, Caledonian House, P.O. Box 265, George Town, Grand Cayman (the "Corporation").

            WHEREAS, upon the execution and the delivery of the Definitive Agreement by and among the Corporation and the Shareholders dated as of the date hereof (the "Definitive Agreement"), the Corporation and the Shareholders desire to impose certain limitations and restrictions upon the sale, transfer, gift, pledge, assignment or other disposition (each of such acts being hereinafter referred to as a

"Transfer") of the shares of the common stock of the Corporation (shares of such common stock, together with shares of common subsequently acquired by the parties, being referred to as the "Shares" and collectively as the "Stock") or any interest therein now or hereafter owned by the Shareholders, and to grant each other certain rights as described herein;

            WHEREAS, the Corporation and the Shareholders desire to facilitate the continuity of responsible ownership of the Corporation; and

            WHEREAS, the Corporation and the Shareholders desire to provide for certain rights of first refusal and obligations with respect to the Stock upon the proposed Transfer of Stock to a third party;

            NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, each of the parties hereby agrees as follows:

            NOW, THEREFORE, it is agreed as follows:

            1. VOTING OF STOCK; DIRECTORS.

            1.1 (a) The Shareholders hereby agree with one another that they will, at all times, vote their respective Shares, commencing on the date hereof and continuing until FDM shall own 80% of the issued and outstanding ordinary shares of the Corporation or Gold owns no Stock, so as to effectuate the election of solely the following persons as directors of the Corporation:

               (i)    Drury J. Gallagher,

               (ii)   Robert A. Garrison,

               (iii)  Marcus Randolph,

               (iv)   John Lewins, and

               (v)    Barry Aitken.

               (b) In the event that FDM shall acquire 80% of the issued and outstanding ordinary shares of the Corporation, then, upon the occurrence of such event, the Shareholders hereby agree with one another that they will, at all times, vote their respective Shares, commencing on the occurrence of such event and continuing until all of the Shareholders own no Stock or Gold owns no Stock, so as to effectuate the election of solely the following persons as directors of the Corporation:

               (i)    Robert A. Garrison,

               (ii)   Marcus Randolph,

               (iii)  John Lewins,

               (iv)   Barry Aitken, and

               (v) an individual designated by FDM by notice in writing to the Corporation.

          1.2  (a)    In the event the size of the Board of Directors is
increased from time to time or such designees shall not be serving as directors, Drury J.

Gallagher and Robert A. Garrison acting on behalf of Gold, on the one hand, and FDM, on the other hand, shall each have the right to designate additional persons to serve as members of the Board of Directors, so that, in all events, each party shall have such number of its designees as members of the Board of Directors of the Corporation as shall be proportionate to the number of designees established pursuant to Section 1.1(a) or Section 1.1(b), as the case may be, computed as of the date of such increase in size.

               (b) In the event of the death of any of a party's designees, such party's remaining designees shall have the right to appoint a director to replace the deceased director pursuant to Section 1.2(a) hereof. In any event, each party will have the right to replace its own designees at any time upon notice in writing to the other party.

          2.   NON-EXCLUSIVITY OF DEFINITIVE AGREEMENT

          2.1 Notwithstanding anything contained in this Agreement to the contrary, in the event that the Definitive Agreement becomes non-exclusive pursuant to the provisions of Section 2.6 thereof, then (a) FDM shall have the right to designate only one director, (b) Gold shall have the right to designate one director, and (c) the party or parties who provide the financing required under the then applicable provisions of the Second Joint Venture Agreement shall have the right to appoint three designees to the Board of Directors of the Corporation, which appointment shall be made simultaneously with the execution and delivery of the financing agreement relating thereto or upon the payment of the first funding thereunder, whichever is applicable, and provided that each party hereto receives a copy of the definitive agreement relating to such financing or financings and Gold shall have the right to participate in the financing described in this Section 2.1(c).

          3.   VOTING.

          3.1 The Shareholders shall vote at all corporate meetings so as to effectuate the terms and provisions of this Agreement.

          3.2 The Shareholders agree to take appropriate action to amend the By-Laws of the Corporation to provide that the vote of a majority of the members of the Board of Directors of the Corporation shall be required to take any action on behalf of the Board of Directors of the Corporation. Notwithstanding anything contained in this Agreement to the contrary, the unanimous vote of the Board of Directors shall be required in order to take any action on the following matters:

               (a) The sale, lease or any other disposition of all or substantially all of the assets of the Corporation;

               (b) the sale or assignment of any interest of the Corporation in any joint venture company in which the Corporation is a shareholder or equity participant or to which the Corporation has provided financing of any kind in excess of the sum of $250,000;

               (c) the financing of any of the Projects (as defined in the Definitive Agreement) other than when such financing is provided solely by FDM, except that the parties acknowledge and agree that FDM will not be in default of its obligations under the Definitive Agreement to assist the Corporation in the procurement of Project financing as a result of a Project financing proposal made in good faith not being unanimously approved pursuant to Section 3.2(c) above.

          4.   OTHER ACTIVITIES .

          4.1 Neither this Agreement nor any activity on behalf of the Corporation shall prevent the Shareholders from engaging in any other activities or businesses or from making any other investments. In no event shall any of the Shareholders be obligated to account to the other Shareholders of the Corporation for any profits or other benefits derived from such permitted activities, businesses or investments or be under any obligation to offer to the other Shareholders of the Corporation an interest in any such permitted activity business or investment, and any income realized may therefrom be retained by such Shareholder for his or her own account.

          4.2 The fact that a Shareholder is directly or indirectly interested in any person, firm or corporation employed or retained by the Corporation to render or perform a service, or to or from whom the Corporation may purchase, sell, license or lease property, shall not prohibit the Corporation from employing or retaining such person or firm or Corporation or from otherwise dealing with him or it, provided, however, that the same is approved by the Board of Directors of the Corporation.

          5.   LOCK-UP RESTRICTIONS

          5.1  (a)    Subject to the provisions of this Agreement, each of the
Shareholders agrees not to Transfer any Stock except in accordance with and subject to the terms of this Agreement. Any attempted or purported Transfer of any Shareholder's Stock in violation of the terms of this Agreement shall be null and void and the Corporation shall reject and refuse to record on its books any attempted or purported Transfer in violation of the provisions of this Agreement, and it shall not recognize any such transferee holding such Stock as a shareholder of the Corporation, nor shall any such person acquire any rights as a shareholder of the Corporation.

          (b) Notwithstanding anything contained in this Agreement to the contrary, any Shareholder may sell, assign, or transfer any of its Shares to any corporation, partnership or limited liability company, which is owned solely by the transferring Shareholder, provided that any such transfer is expressly permitted under the Definitive Agreement, each such transferor provides written notice of such transfer to all the other parties hereto and each such transferee under this Section 5.1(b) shall have signed and delivered to the Corporation an instrument in writing pursuant to which such transferee agrees to be bound by all the terms and provisions of this Agreement.

          6.   OTHER RESTRICTIONS ON DISPOSITION

          6.1  (a)    If a Shareholder ("Transferor") shall receive from an
unaffiliated person ("Third Party Transferee") a written bona fide offer to purchase for cash (the "Bona Fide Offer") (other than pursuant to public offering of the Corporation's securities) any or all of the Transferor's Shares (the "Offered Shares"), which Bona Fide Offer the Transferor desires to accept, such Transferor shall give the Corporation and the other Shareholder (the "Non-Transferring Shareholder") written notice (the "First Notice") of such desire. Such notice shall also contain the identity of the Third Party Transferee, the price and other terms of the Bona Fide Offer. The First Notice shall be accompanied by a copy of the Bona Fide Offer. The Corporation shall have, for a period of 30 business days following the delivery of the First Notice, an option to purchase any or all Offered Shares, and if the Corporation (by vote of its Board of Directors) shall elect to exercise such option, in whole or in part, the Corporation shall within such 30-day period give an Election Notice (as defined below) of exercise to the Transferor and to the Non-Transferring Shareholder. In the event that the Corporation fails to exercise said option with respect to all or part of the

Offered Shares (the shares of the Stock not purchased by the Corporation pursuant to an option granted to it in this Agreement shall hereinafter be referred to as the "Remaining Shares"), the Non-Transferring Shareholder shall have an option to elect to purchase all or part of the Remaining Shares, which option must be exercised by giving an Election Notice to the Corporation and to the Transferor within 30 business days after the expiration of the Corporation's option period. An "Election Notice" as used in this Agreement shall mean a written notice from the Corporation or a Shareholder, as the case may be, stating its or his, as the case may be, desire to purchase all or a specified portion of the shares of Stock offered pursuant to an option granted in this Agreement to it or him, as the case may be.

          (b) The purchase price per share of Stock payable for the purchase of any Stock sold to the Corporation and/or the Non-Transferring Shareholder pursuant to the provisions of this Section 6.1 shall be the amount as stated in the First Notice. The payment terms of such purchase shall be governed by
Section 7.

          (c) The closing of any purchase and sale of the Offered Shares pursuant to Section 6.1(a) shall take place at the principal office of the Corporation on a mutually agreed date after 10 business days, but not more than 15 business days, from the date on which either (i) the Corporation elects to exercise its option with respect to all of the Offered Shares or (ii) if the Corporation does not elect to purchase all of the Transferor's Stock, the second option granted to the Non-Transferring Shareholder in Section 6.1(a) expires.

          (d) In the event that the Corporation and the Non-Transferring Shareholder shall fail to exercise in the aggregate their right to purchase under Section 6.1(a) all (but not less than all) of the Offered Shares within the periods therein specified, the Transferor may, subject to Section 6.2, thereafter Transfer all of the Offered Shares to the Third-Party Transferee on the terms and at the price described in the Bona Fide Offer, provided such Transfer is consummated within 120 days after the delivery of the First Notice and, subject to Section 6.2, such Third Party Transferee shall have signed and delivered to the Corporation an instrument in writing pursuant to which such Third Party Transferee agrees to be bound by all of the terms and conditions of this Agreement. If such Transfer is not consummated as provided in this Section 6.1(d), then the Shares owned by the Transferor shall again be subject to all of the terms and conditions of this Agreement.

          6.2 The Non-Transferring Shareholder may, instead of exercising its right of purchase under Section 6.1(a), elect to participate with the Transferor in the Bona Fide Offer by notifying the Transferor in writing prior to the expiry of the Non-Transferring Shareholder's right of purchase. If the Non-Transferring Shareholder exercises its right of sale as hereinbefore described, the Transferor shall not transfer the Offered Shares to the Third Party Transferee unless the Third Party Transferee enters into a binding agreement with the Non-Transferring Shareholder to purchase that number of Shares from the Non-Transferring Shareholder on the same terms and conditions as the Bona Fide Offer, as is equal to:

          (a) if the Bona Fide Offer relates to all of the Transferor's Shares, all of the Non-Transferring Shareholder's Shares; or

          (b) if the Bona Fide Offer relates to less than all of the Transferor's Shares, the product obtained by multiplying the total number of Shares held by the Non-Transferring Shareholder by a fraction, the numerator of which is the number of Shares of the Transferor to which the Bona Fide Offer relates and the denominator of which is the total number of Shares held by the Transferor.

          6.3 Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge and agree that:

          (a) No Shareholder shall have the right to sell or otherwise Transfer any of its Shares to any Third Party Transferee while FDM's rights under the Definitive Agreement remain exclusive under Section 2.6 of the Definitive Agreement; and

          (b) no Shareholder has the right to sell or Transfer any of its Shares to any Third Party Transferee if such sale or Transfer would constitute a breach of the

Joint Venture Agreements (as defined in the Definitive Agreement).

7.   DELIVERY OF STOCK CERTIFICATE(S); PAYMENT OF PURCHASE PRICE

          7.1 The stock certificate or certificates representing the shares of Stock transferred hereunder shall be delivered at the closing, duly endorsed for transfer, or accompanied by duly executed stock powers, signatures guaranteed, with the necessary documentary and transfer stamps, if any, paid for and affixed by the seller of the Stock. Appropriate assurance of the authority of any attorney, executor, administrator, trustee, or guardian to sign shall also be provided at such time.

          7.2 The full purchase price of the Stock being purchased by the Corporation or Shareholder pursuant to an exercise of the rights of first refusal described in Section 6.1 hereof shall be paid, in immediately available funds by certified or official bank check or wire transfer at the closing of such purchase and sale.

     8.   RESTRICTIVE COVENANTS; INJUNCTIVE RELIEF

          8.1 Each Shareholder agrees that it will not divulge to any person, officer or corporation, other than to agents or representatives of the Corporation, any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Corporation or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources). Each Shareholder further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of the Corporation.

          8.2 The parties hereto agree that, in the event that a Shareholder commits a breach, or threatens to commit a breach, of any of the foregoing restrictions the Corporation shall have the following rights and remedies:

          (a) each Shareholder hereby consents to a grant of an injunction restraining any violation or threatened violation of the provisions of this
Section 8 or any other appropriate decree of specific performance by any court having equity jurisdiction, it being acknowledged and agreed by the Shareholders that the Stock has a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and

          (b) to require the Shareholder to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Shareholder as the result of any transactions constituting a breach of any of the provisions of this Section 8, and the Shareholder hereby agrees to account for and pay over such Benefits to the Corporation.

          Each of the rights and remedies enumerated in this Section 8.2 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity.

          9.   MISCELLANEOUS COVENANTS.

          9.1 Unless otherwise agreed by all Shareholders in writing to the contrary, the Corporation shall declare a quarterly dividend payable to each Shareholder, commencing on September 30, 1998 and on the end of each quarter thereafter to and including the quarter ending December 31, 1999, which, in the case of each payment, shall be payable in U.S. dollars on the 30th day after the close of each such quarter in an amount equal to the sum of (a) the current or accumulated profits of the Corporation for such year computed as of the date of the declaration of such dividend in accordance with generally accepted accounting principles, multiplied by (b) the percentage of the Stock of the Corporation owned by such Shareholder as of the date 15 days prior to the declaration of such dividend.

          10.  MISCELLANEOUS.

          10.1 NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, by nationally recognized overnight delivery service or by facsimile or (b) three days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested to the party entitled to receive the same, if to Gold or the Corporation, at 438 West 37th Street, Suite 5G, New York, New York 10018, facsimile number (212) 967-3018, with a copy to Law Offices of Stephen R. Field, 620 Fifth Avenue, New York, New York, Attn: Stephen R. Field, Esq., facsimile number (212) 332-6055, and to Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036, Attn: Van Krikorian, Esq., facsimile number (212) 336-2222 and if to FDM, at the address shown above, facsimile number 011-65-337-0616, with a copy to Goodman Phillips & Vineberg, 1900-355 Burrard Street, Vancouver, British Columbia V6C 2G8, Attn: Steven G. Robertson, Esq., facsimile number (604) 682-7131. Any party may change its address by giving notice to the other party stating its new address. Commencing on the 10th day after the giving of such notice, such newly designated address shall be such party's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

          10.2 GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands, determined without regard to conflicts of law principles. All parties hereto (i) agree that any legal suit, action or proceeding arising out of or relating to this

Agreement shall be instituted only in a New York state court or federal court in the City of New York, State of New York in the United States of America, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or any court of the State of New York, in any such suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement. All parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal service thereof.

          10.3 ENTIRE AGREEMENT; WAIVER OF BREACH. This Agreement, together with the Definitive Agreement, constitutes the entire agreement among the parties and supersedes any prior agreement or understanding among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as provided herein; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.

          10.4 BINDING EFFECT; ASSIGNABILITY. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights of the parties hereunder shall not be assigned except in conjunction with the relevant Shares in accordance with this Agreement.

          10.5 SPECIFIC PERFORMANCE. The parties hereby acknowledge that irreparable damage will be caused by a violation or threatened violation of this Agreement and that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce any of the provisions hereof, any person (including the Corporation) against whom such action or proceeding is brought hereby consents to a grant of an injunction restraining any such violation or threatened violation of this Agreement or any other appropriate decree of specific performance by any court having equity jurisdiction and waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not allege in any such action or proceeding the claim or defense that such remedy at law exists.

          10.6 RESTRICTIVE LEGEND. During the term of this Agreement, each certificate representing shares of Stock shall bear the following legend in addition to such other restrictive legends as may be required by law, by the Corporation or its counsel or pursuant to any other agreement:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and no sale or transfer thereof may be effected without an effective registration statement or an opinion of counsel for the holder, satisfactory to the company, that such registration is not required under the Act and any applicable state securities laws.

          Also, the shares represented by this certificate are subject to the limitations and restrictions upon their transfer, sale, gift, pledge, assignment or other disposition that are set forth in the Shareholders Agreement, dated as of May __, 1997, a copy of which is on file at the principal office of the Corporation."

          10.7 INSUFFICIENT SURPLUS.   If the Corporation has insufficient
surplus to permit it lawfully to purchase any Stock as provided herein, the Shareholders will promptly cause the Corporation to take all such action as is legally permissible and necessary and appropriate to enable the Corporation lawfully to purchase the Stock, including, without limitation, by reducing the Corporation's capital or revaluing the Corporation's assets, provided that nothing in this Section 10.7 will oblige any Shareholder to provide the Corporation with any funds for that purpose.

          10.8 CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

          10.9 NUMBER AND GENDER. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

          10.10 SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

          10.11 AMENDMENTS. This Agreement may not be amended except in a writing signed by all of the parties hereto.

          10.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of such signature pages executed by the parties to one copy of the Agreement; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                   FIRST DYNASTY MINES LTD.

                                   By: /s/ Marcus Randolph
                                      ----------------------------------
                                        Marcus Randolph, President


                                   GLOBAL GOLD CORPORATION

                                   By: /s/ Robert A. Garrison
                                      ----------------------------------
                                        Robert A. Garrison, President and
                                             Chief Operating Officer

                                   GLOBAL GOLD ARMENIA LIMITED

                                   By: /s/ Drury J. Gallagher
                                      ----------------------------------
                                        Drury J. Gallagher, President

                                     SCHEDULE "B"

                                 CONSULTING AGREEMENT

THIS AGREEMENT made as of the 13th day of May, 1997

BETWEEN:

          GLOBAL GOLD ARMENIA LIMITED, a corporation incorporated under the laws of the Cayman Islands with an address c/o W.S. Walker & Company, Caledonian House, P.O. Box 265,
          George Town, Grand Cayman

AND:

          ROBERT A. GARRISON, of 44 Lords Highway East Weston,
          Connecticut  06883

          (the "Consultant")

WHEREAS:

(A) the Company wishes to retain the Consultant to perform certain services for, and on behalf of, the Company;

(B) the Consultant and the Company wish to enter into this Agreement in order to set the terms and conditions respecting the Consultant's engagement as a consultant to the Company.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set out, the parties hereto agree as follows:

1.   DUTIES OF CONSULTANT

     The services to be provided to the Company by the Consultant (the "Consulting Services") will consist of,

     (a)  acting as a senior vice-president of the Company;

     (b) assisting the Company in the furtherance of its business interests in the Republic of Armenia under the supervision of the board of directors of the Company;

     (c) performing such other activities as are, in the opinion of the board of directors of the Company, designed to maximize the value of the Company and its business, assets and undertaking; and

     (d) such duties relating to the ongoing corporate management of the Company as the board of directors of the Company may reasonably request from time to time.

     The Consultant agrees to devote fifty per cent (50%) of his time and attention to the faithful, diligent and proper performance of the Consulting Services. The Consultant shall generally render his consulting services within the metropolitan New York City area, and the Consultant shall not be required to unduly travel outside of the United States and outside of the metropolitan New York City and not in excess of ten (10) business days duration each trip during each 12 month term of this Agreement, provided that Consultant shall be given reasonable notice of each such scheduled travel, and any such travel shall be subject to his availability, acting reasonably.

2.   COMPENSATION

     In consideration for the Consulting Services, the Company will pay to the Consultant a cash fee of U.S.$150,000 per annum in equal monthly instalments. The Consultant is authorized to incur reasonable expenses in connection with the conduct of his consulting duties on behalf of the Company including, without limitation, expenses for the Consultant's travel, lodging and business entertainment. The Company will promptly reimburse the Consultant for such expenses within 30 days after the submission by the Consultant to the Company of an itemized account of such expenditures, together with vouchers or receipts in substantiation thereof. The Consultant shall not be permitted to incur any expenses in excess of $2,500 without the prior written consent of the Company, which shall not be unreasonably withheld of delayed.

3.   CONSULTING TERM

     The term of this Agreement will commence as of February 1, 1997 (the "Commencement Date") and will expire on the third anniversary of the Commencement Date, subject to earlier termination:

     (a) by the Consultant upon the giving of 90 days prior written notice to the Company or such lesser notice as the Company agrees to accept; or

     (b)  by the Company,

          (i) for cause, immediately and without compensation to the Consultant other than accrued and unpaid consulting fees, upon written notice to the Consultant, or

          (ii) without cause, at any time upon written notice to the Consultant and payment to the Consultant of an amount equal to the aggregate consulting fee that would have been payable during the period commencing on the date of termination and ending on the date of expiry of this Agreement, together with any consulting fees accrued and unpaid in respect of the period preceding the date of termination.

     For the purposes of this Agreement, "cause" means: (i) the conviction of the Consultant of a felony or misdemeanor against the Company or its property;
(ii) the commission of a willful act or acts on the part of the Consultant which cause material damage to the Company in excess of $250,000; or (iii) the continued refusal by the Consultant for at least 90 days after the receipt of written notice from the Company with respect thereto, to perform his consulting duties, as may reasonably be requested of him under this Agreement by the board of directors of the Company.

4.   INDEPENDENT CONTRACTOR

     In performing the Consulting Services, the Consultant will act as an independent contractor and will be responsible for the payment of all taxes, business license fees or similar outlays arising therefrom.

5.   CONFIDENTIALITY

     Any information received by the Consultant while performing Consulting Services concerning the Company and its business, assets and undertaking will be deemed to be confidential information, will be treated by the Consultant in full confidence and will not be revealed to any other person except as otherwise authorized by the Company.

6.   NOTICE

     Any notice required or permitted to be given hereunder shall be given by personal delivery or by telecopier to the party for whom it is intended, addressed as follows:

     To the Company at:

     c/o W.S. Walker & Company
     Caledonian House
     P.O. Box 265
     George Town, Grand Cayman

     Fax No: (345) 949-7886
     Attention:  Board of Directors

     with a copy to:

          Patterson, Belknap, Webb & Tyler
          1133 Avenue of the Americas
          New York, New York
          10036-6710

          Fax No: (212) 336-2222
          Attention:  Van Krikorian

     and to:

          Law Offices of Stephen R. Field
          620 Fifth Avenue, Third Floor
          New York, New York

          Fax No: (212) 332-6055

     and to:

          First Dynasty Mines Ltd.
          No. 1 Temasek Avenue
          #37-02 Millenia Tower
          Singapore
          039192

          Fax No:  011-65-337-0616
          Attention:  President

     To the Consultant at:

     44 Lords Highway East
     Weston, Connecticut
     06883

     Fax:  (203) 222-9037
     Attention:  Robert A. Garrison

     with a copy to:

          Patterson, Belknap, Webb & Tyler
          1133 Avenue of the Americas
          New York, New York
          10036-6710

          Fax No: (212) 336-2222
          Attention:  Van Krikorian

     and to:

          Law Offices of Stephen R. Field
          620 Fifth Avenue, Third Floor
          New York, New York

          Fax No: (212) 332-6055

     Any notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if telecopied, on the date of receipt of such telecopy. Any party may from time to time by notice in writing change its address for the purpose of this subsection.

7.   FURTHER ASSURANCES

     The parties hereto undertake to do, sign, execute and deliver such other things, deeds or documents accessory or useful for the purpose of giving full effect to this Agreement.

8.   GOVERNING LAW

     This Agreement and the rights of the parties hereunder will be governed by and construed in accordance with the laws of the State of New York, determined without regard to its conflicts of law principles. The parties hereto (i) agree that any legal suit, action or proceeding arising of or relating to this Agreement shall be instituted only in a New York state court of federal court in the City of New York, State of New York in the United States of America, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of the United States District Court of the Southern District of New York, or any court of the State of New York in any suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement. All parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal thereof.

9.   ENUREMENT

     This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company.

10.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior discussions, commitments and other agreements.

11.  ILLEGALITY

     Should any provision or provisions of this Agreement be illegal or not enforceable, it or they shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties hereto as though the provision or provisions had never been included.

12.  TIME OF THE ESSENCE

     Time is of the essence of this Agreement.

13.  COUNTERPART

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.


GLOBAL GOLD ARMENIA LIMITED


Per: /s/ Marcus Randolph                     /s/ Robert Garrison
     -------------------------------         -------------------------------
          Authorized Signatory               Robert Garrison

                                                                    Schedule "C"


1. Tailings Dam Construction Contract, by and between Armenian Gold Recovery Company Tailing LLC, a Joint Venture Company organized and operating in the Republic of Armenia, and Construction of Civil and Industry Objects, Daughter Enterprise "ArmGidroEnergoStroy" with offices located at the city of Yerevan, Armenia.

2. Contract for engineering, procurement and construction management services between Armenian Gold Recovery Company LLC and Kilborn Inc. for the Gold Recovery from Tailing System at the Ararat Mine, Yerevan, Republic of Armenia.

3. Debenture, dated February 3, 1997, made between Global Gold Armenia Limited and First Dynasty Mines Ltd., the Lender.

4. Charge Over Shares Agreement, by Deed dated February 3, 1997, by and between Global Gold Corporation (the "Chargor") in favor of First Dynasty Mines Ltd.

5. Any and all contracts executed pursuant to the contract for engineering, procurement and construction management services between Armenian Gold Recovery Company LLC and Kilborn Inc. for the Gold Recovery from Tailing System at the Ararat Mine, Yerevan, Republic of Armenia.

                                                                    SCHEDULE "D"


                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                    Balance Sheet

                                        ASSETS

                                                               December 31, 1996
                                                                   (Unaudited)

CURRENT ASSETS
  Cash                                                            $        50
                                                                  -----------
OTHER ASSETS
  Organization costs                                                    3,200
  Investment in certain mining interests                              977,500
  Deferred costs                                                    1,164,641
                                                                  -----------

                                                                  $ 2,145,341
                                                                  -----------

TOTAL ASSETS                                                      $ 2,145,391
                                                                  -----------
                                                                  -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accounts payable and accrued expenses                           $ 1,350,000
                                                                  -----------

  Note Payable to Shareholder                                     $   802,740
                                                                  -----------

                                                                  $ 2,152,740
                                                                  -----------
                                                                  -----------
STOCKHOLDERS' EQUITY -
  Ordinary shares $.01 par, 5,000,000 shares
   authorized, 1 share issued and outstanding - Note 9            $         1
  Paid-in capital - Development stage                                   5,000
  Retained earnings - Development stage                               (12,349)
                                                                  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 2,145,391
                                                                  -----------
                                                                  -----------
See the accompanying notes.

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996

NOTE 1    ORGANIZATION (AS A DEVELOPMENT STAGE
          COMPANY) AND ACCOUNTING POLICIES

     The Company was incorporated in the Cayman Islands on November 29, 1995 as a development stage company. An Australian corporation, Eyre Resources N.L. and an affiliate (hereafter Eyre) presented to management of the Company's parent, Global Gold Corporation ("Global") an opportunity to develop certain gold and copper mining rights in the former Soviet Republics of Armenia and Georgia. These Republics, which recently won their independence, may be prone to political and economic turmoil which may result in various adverse ramifications.

     The Company was formed as part of Global's plan to acquire the mining interests and raise venture capital, and the Company acquired the Armenian mining interests in December 1995 shortly after its formation.

     The books and records are maintained on the accrual basis of accounting.

     Management has made any necessary interim period accounting adjustments in order for the statements not to be misleading.

NOTE 2:   USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and also the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996

NOTE 3:   DEVELOPMENT STAGE COMPANY

          The Company never engaged in the active conduct of a trade or business, and it has not generated any revenues to date. The Company may encounter problems, delays, expenses and difficulties typically encountered in the development stage, many of which may be outside of the Company's control. These include, without limitation, unanticipated problems and additional costs relating to development, production, marketing, and competition. Management must also be successful in securing significant additional investor and/or lender financing, political risk insurance, fully executed joint venture agreements with the Republic, and obtaining the services of an actual mining operator, which the Company is not. The Company expects to incur operating losses for the near term future and, in any event, until such time as it derives substantial revenues from the sale of concentrates containing gold, if any. Pursuant to the documents as hereafter summarized, differing mining, processing, purifying, reprocessing and exploration endeavors are contemplated. Where appropriate, an endeavor will commence only after successful results of a feasibility study are rendered.

NOTE 4:   PATTERSON, BELKNAP, WEBB & TYLER LLP

          Global has retained the New York City law firm of Patterson, Belknap, Webb & Tyler LLP (PBWT) to represent the Company in its dealings with the Armenian Republic. PBWT has an international law practice involving commercial, non-profit and humanitarian issues and has offices in Moscow. Mr. Van Z. Krikorian (VZK), of counsel to PBWT, has been designated to conduct the negotiations with the Republic. VZK was formerly Armenia's Deputy Permanent Representative to the United Nations.

          In connection with preparation and negotiation of the Armenian Joint Venture Agreement and associated documents, as well as corporate, tax, strategic, regulatory, financing, political risk insurance and other miscellaneous matters, PBWT shall be compensated $930,000 plus
          expenses   ratably over the period May 1, 1995 through May 1, 1999,
          with minimum quarterly payments of $25,000. The retainer arrangement is predicated on the total value of the deal reaching $100,000,000 and is subject to adjustment if it falls short or exceeds that goal. In the event the contemplated financing is not consummated, PBWT will reduce its

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996


NOTE 4:   PATTERSON, BELKNAP, WEBB & TYLER LLP (CONTINUED)


          hourly charges by 50%. Management is accruing the base quarterly fee of $25,000 for financial reporting purposes herein, which is included in deferred costs.

NOTE 5:   THE ARMENIAN JOINT VENTURE AGREEMENT

          On February 2, 1996, Global and Armgold, a division of the Ministry of Industry of the Government of the Republic of Armenia, initialed a Joint Venture Agreement entitled the Armenian Gold Recovery Company. The Agreement was executed and delivered by the parties May 1, 1996. On June 29, 1996, the Republic of Armenia issued a decree authorizing Armgold's joint venture with the Company. Besides its full consent, the decree provided that the operation could start only after a guarantee of $250,000 was made to the Armenian Government from a "first rate" bank, with a condition that the Company invest five million dollars into the projects within eight months after the decree's coming into power.

          Management has obtained "unofficial" estimates through Eyre and engineers of tonnage, ore grade, and ore recovery rates. Management believes that a significant amount of gold has not been mined by the Armenian Government because of inadequate capital and technologies at their disposal. After engineering assessments are officially completed, and if they prove successful, the Company, as a joint venture partner, will be required to provide the capital and technologies in accordance with the Agreement.

          The Venture may at times be required to obtain various approvals, licenses, permits, etc., on a timely basis. Failure to obtain such from the Government may materially and adversely affect the Company. Pursuant to the May 1, 1996 Agreement, Armenia, in general, has agreed to have the cost of the approval process be borne against their share of the joint venture's profits.

          The Venture is divided into three stages (projects). The Agreement contemplates that successive stages of the project will be commenced in earnest after prior stages are running successfully. At each site, the Agreement calls for the

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996


NOTE 5:   THE ARMENIAN JOINT VENTURE AGREEMENT (CONTINUED)


          Armenian Government to transfer to the Venture free and clear title in the mining rights. The Company will be required to provide administration, training, management, feasibility studies, technology and business plans, as appropriate.

          The initial stage calls for processing of tailings at Ararat. After completion of feasibility studies and Government approval, the Company will within one year be required to provide at least $9.5 million for the purpose of purchasing tailings processing equipment and providing working capital to the project.

          Thereafter, feasibility studies for a gold mining and tailing operations at the Zod site will commence. Management believes capacities at Zod will be significant. Mining at a third site, Meghradzor, will commence once Zod is operational. Pursuant to the Joint Venture Agreement, preliminary feasibility studies and planning are scheduled to commence at the Zod and Megharadzar sites, one month and six months respectively, after the Armenian Government issues its decree of approval of the Joint Venture.

          The Company itself is not a mining operator. Accordingly, it will seek to employ the services of a professional mining operator. The Company may issue stock to the mining company. In addition, Global will seek adequate financing and political risk insurance.

          The Agreement does not specify exactly how profits are to be calculated. Presently, it is not contemplated that the Armenian Government will be assigned a value for its contribution of the mine properties and rights to the venture. VZK has advised that profit computations are still to be resolved. International or other accounting standards have not been adopted in the Joint Venture Agreement. For the Ararat tailings project, once profits are determined, they shall be split 50/50 so long as the Percentage of Recovery of Metals Per Gram Per Ton is 70% or more. Based upon a sliding scale, the Company's profit share will increase to 66.67% if the recovery rate declines to 50% or less. Pursuant to the work carried out on a number of tailings samples by a research laboratory, on April 23, 1996 a consulting

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996

NOTE 5:   THE ARMENIAN JOINT VENTURE AGREEMENT (CONTINUED)


          engineer has preliminarily suggested a separation process that he believes will economically yield a 50% recovery rate. The Company has reviewed the Armenian's production records, and believes that 12 million tons are a fair approximation of the tailings piles. Management intends to have the piles surveyed shortly. The preliminary recommendations are being reviewed by the Joint Venture.

          Armenia has permitted a tax holiday for the contemplated venture as follows: for the first two years there shall be a complete exemption from profits tax. For the third through the tenth year, only 50% of the taxable income shall be taxable.

NOTE 6: GUARANTEES- LONDON AND INTERNATIONAL MERCANTILE LTD. (L.I.M.) - SUBSEQUENT EVENT

          In order to further Global's and the Company's endeavors, HCL Communication Ltd. (a non U.S. corporation) arranged two guarantees on behalf of the Company with L.I.M. (also a non-U.S. corporation). Each guarantee is collateralized by 1,000,000 shares of Global's stock, and accompanied by warrants to purchase an equal number of common shares of Global, as follows:

             Number of                                   Latest Possible
             Warrants          Price/Share               Expiration Date
          --------------      -------------            -------------------
              666,667              $3                       06/15/97
              666,667              $3                       12/15/97
              666,666              $3                       06/15/98
            ---------
            2,000,000

          Pursuant to the Agreements, all of the L.I.M. warrants may expire on the sooner date of 60 days after the receipt by the Company of the feasibility study from Kilborn, reflecting that the gold mine in Zod, Armenia has proven reserves in excess of $1,000,000,000.

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996


NOTE 6: GUARANTEES - LONDON AND INTERNATIONAL MERCANTILE, LTD. (L.I.M.) - SUBSEQUENT EVENT (CONTINUED)

          Accordingly, L.I.M. originally held 2,000,000 common shares and 4,000,000 warrants of Global as collateral. The Agreements do not provide for any partial release of the collateral if L.I.M. must make a partial payment on account of the obligation it took on, but such
          would be governed by English law.  Global paid L.I.M.      $11,875 for
          each guarantee. and as consideration for its services, HCL received an option to acquire the above stock (accompanied by the unexercised
          warrants) from L.I.M. at $1.50 per share.   Management believes it can
          cause L.I.M. to release to the Company any monies it receives from the exercise of the options, which are in excess of any outstanding guarantees. HCL's options have a term of 61 days, commencing July 18, 1996, which is the date the Agreements herein were executed. Drury Gallagher and Robert Garrison have jointly and severally pledged to indemnify L.I.M. to the extent of L.I.M.'s net out-of-pocket cost after paying the guarantees and selling off its collateral stock and warrants. In consideration of the personal pledges, Global granted each of them options to purchase 250,000 shares of Global's common stock at $1/share, until July 18, 1999.

          L.I.M.'s guarantee to the engineering firm expired in error on October 27, 1996. Pursuant to Global's request, L.I.M. returned the 1,000,000 shares of Global Common Stock and warrants to purchase 2,000,000 shares of such Common Stock held as collateral security for cancellation by Global, which cancellation occurred. In addition, H.C.L.'s options described above expired without being exercised. In addition, Global modified the exercise price of the options granted to Messrs. Gallagher and Garrison to $.50 a share.

          In the event L.I.M. and/or HCL acquire a certain number of shares pursuant to the arrangement, the Company may be temporarily owned by more than 50% non-U.S. interests.

          The first guarantee requires L.I.M. to remit $250,000 to the Republic of Armenia in the event the Company fails to invest five million dollars within eight months of the decree coming into power. At the time of issuance of this report, VZK had

                             GLOBAL GOLD ARMENIA LIMITED
                            (A Development Stage Company)

                                Notes to Balance Sheet

                                  December 31, 1996


NOTE 6:   GUARANTEES - LONDON AND INTERNATIONAL MERCANTILE, LTD.
          (L.I.M.) - SUBSEQUENT EVENT (CONTINUED)

          indicated that Armenia had accepted the L.I.M. guarantee, and that written acceptance of such from Armenia should be forthcoming shortly. Subsequently, the Armenian Ministry of Finance raised objections to the L.I.M. guarantee which the Company and Global are attempting to resolve. Global had, in turn, committed to L.I.M. that it will cause five million dollars in tailings processing equipment to be delivered to Armenia by December 31, 1996, and further that it will be in operation six months after crossing the Armenian border. L.I.M. has the first right to arrange a lease-purchase of such equipment at competitive market rates. The guarantee is payable for a period of up to twelve months. The Agreement contains certain default provisions.

          In order for the Company to properly estimate the amount of gold and silver reserves, determine optimal mining and processing methods, and properly identify equipment, environmental, and infrastructural concerns at the various Armenian locations, the Company has hired an engineering firm headquartered in Canada to do certain studies of these matters. Such firm estimates it will take three months to do the study and remit a report. Accordingly, a second guarantee for $250,000 was undertaken in order to guarantee the engineers payment for their services. The guarantee lasts for 120 days or under certain circumstances up to six months.

NOTE 7:   NON-UNITED STATES WHOLLY OWNED SUBSIDIARIES/INCOME TAX MATTERS

          On November 29, 1995, Global formed Global Gold Armenia Limited and Global Gold Georgia Limited, which were respectively assigned the Armenian and Georgian mining rights from Eyre at the closing on December 1, 1995. The two subsidiaries are Cayman Island entities which were granted a twenty year tax exemption from any law of that jurisdiction which hereafter imposes any tax to be levied on profits, income, gains or appreciation, commencing December 19, 1995.

          The off shore companies were formed in part, as a result of the concerns of Eyre, the previous Australian owner of the mining rights, that it not be exposed to two layers of corporate taxation, United States and Australia.

NOTE 8:   SUBSEQUENT EVENT

          Global contributed to the capital of the Company the promissory note in the principal amount of $802,740 payable to Global as of April 30, 1997, as an inducement for First Dynasty Mines Ltd. to enter into a definitive agreement with the Company and Global with respect to certain mining projects in Armenia.

                                                                    Schedule "E"

Global Gold Corporation and
Global Gold Armenia Limited
Accounts Payable and Accrued Expenses

                                                                                               Balance
                                                12/31/96        Payments      New Charges     03/31/97
                                                --------        --------      -----------     --------
American Registrar & Transfer Co.                    0.00           0.00         962.27         962.27
Caledonian Bank & Trust                              0.00           0.00         416.96         416.96
Cusip Services                                       0.00           0.00         100.00         100.00
Drury J. Gallagher (loan)                      192,000.00           0.00           0.00     192,000.00
Drury J. Gallagher (out of pocket)              18,998.92      18,998.92       2,240.78       2,240.78
Drury J. Gallagher (accrued salary)            150,000.00   100,000.00 a      36,667.00      86,667.00
Robert A. Garrison (out of pocket)              28,481.48      28,481.48      13,642.16      13,642.16
Robert A. Garrison (accrued salary)            150,000.00   100,000.00 a      36,667.00      86,667.00
Infisco Inc.                                    25,000.00           0.00           0.00      25,000.00
Katz, Schneeberg & Co., P.C.                     1,065.48       1,065.48           0.00           0.00
Kehoe, White, Savage & Company                   1,589.12       1,589.12           0.00           0.00
Kilboru, Inc.                                  172,257.00     172,257.00           0.00           0.00
Lakefield Research                              15,774.16    15,655.50 d           0.00           0.00
Levon Travel Bureau, Inc.                        9,478.35     9,478.35 b           0.00           0.00
Marks Shron & Company, LLP                      34,918.00      15,032.00      15,060.00      34,946.00
Matrix International Logistics, Inc.            10,040.00      10,040.00           0.00           0.00
Merrill Corporation                              3,801.00       3,801.00       1,545.93       1,545.93
Night Rider                                      1,241.48       1,241.48           0.00           0.00
Patterson, Belknap, Webb & Tyler - Billed      394,267.17     300,000.00     164,939.49     259,206.66
Patterson, Belknap, Webb & Tyler - Unbilled
  and Uncollected Fees and Recorded Costs            0.00           0.00     479,645.67     479,645.67
Penn Med Consultants, Inc.                      36,000.00           0.00      30,000.00      66,000.00
Sloan Tech                                       5,675.00       5,675.00           0.00           0.00
Stephen R. Field, Esq.                         118,892.53      60,000.00      32,896.29      91,788.82
NYC Corporation tax                                300.00         300.00           0.00           0.00
NYS & MTA Corporation tax                          404.00       388.00 d           0.00           0.00
Delaware Franchise Tax                             325.00         325.00           0.00           0.00
Interest payable - Eyre                            763.00       763.00 c           0.00           0.00
Interest payable - Officer                       6,968.00     6,968.00 c           0.00           0.00
                                            $1,378,239.69    $852,059.33    $814,783.55  $1,340,829.25
                                            -------------    -----------    -----------  -------------
                                            -------------    -----------    -----------  -------------
a   Exchanged for Common Shares
b   Billed to Patterson Belknap
c   Interest forgiven
d   Billing adjustment
